Exhibit 99.1

Capricor Therapeutics Reports Third Quarter 2016 Financial
Results and Provides Corporate Update

Completed Treatment in Phase I/II HOPE-Duchenne and Phase II ALLSTAR Clinical Trials
of CAP-1002

Announced Planned Expansion of Clinical Program in Duchenne Muscular Dystrophy to Evaluate CAP-1002 for Peripheral and Respiratory Muscle Improvement

Strengthened Balance Sheet with Net Proceeds of $9.9 Million from Common Stock Offerings

Company to Host Conference Call and Webcast Today at 5:00 p.m. ET

LOS ANGELES, November 10, 2016 – Capricor Therapeutics, Inc. (NASDAQ: CAPR), a clinical-stage biotechnology company developing first-in-class biological therapies for cardiac and other serious medical conditions, today provided a corporate update and announced financial results for the third quarter ended September 30, 2016.

Linda Marbán, Ph.D., president and chief executive officer, said, "The third quarter was marked by meaningful progress in the development of our lead candidate, CAP-1002 (allogeneic cardiosphere-derived cells), as we completed treatment in both our randomized, controlled Phase I/II HOPE-Duchenne trial in boys and young men with Duchenne muscular dystrophy (DMD)-associated cardiomyopathy as well as in the randomized, double-blind, placebo-controlled Phase II ALLSTAR trial in patients with large myocardial scar following a heart attack. We believe the rapid enrollment in HOPE reflects the need to address what is currently recognized as the number one cause of death in the DMD population—the progressive deterioration of the heart muscle due to the lack of the dystrophin protein. We look forward to reporting top-line six-month data from HOPE early in the second quarter of next year.”

Capricor successfully completed two concurrent common stock offerings in September, adding approximately $9.9 million in combined net proceeds to the company’s cash resources. Capricor is sufficiently capitalized to advance CAP-1002 through several important clinical milestones and activities, including the report of top-line six-month results from the HOPE trial as well as the initiation of a second clinical trial in DMD to evaluate CAP-1002’s potential to improve peripheral and respiratory muscle. The company remains on track to submit an Investigational New Drug application (IND) to develop CAP-2003 (cardiosphere-derived cell exosomes) for the treatment of ocular graft-versus-host disease, a debilitating eye condition, in the first half of 2017. Capricor is also exploring its exosome technology in other therapeutic areas.

“Today we also announced that we have expanded our clinical development program in DMD to evaluate CAP-1002’s ability to improve skeletal muscle through systemic intra-vascular delivery. We are committed to developing products that can offer the broadest therapeutic potential to boys and young men with this progressively debilitating genetic disorder,” added Dr. Marbán.

Third Quarter and Recent Operational Highlights

•	Completed treatment in the randomized Phase I/II HOPE-Duchenne clinical trial (N=25, of which 13 received CAP-1002). The primary outcome measures of the trial will consist of a broad assessment of safety and tolerability of CAP-1002. Efficacy will be evaluated according to pre-specified secondary outcome measures, including absolute and relative changes in cardiac scar tissue and cardiac function as measured by magnetic resonance imaging (MRI), as well as performance on the Six-Minute Walk Test (6MWT), scoring on the Performance of the Upper Limb (PUL) test, and scoring on the Pediatric Quality of Life Inventory (PedsQL).
•	Completed treatment in the randomized, double-blind, placebo-controlled Phase II ALLSTAR clinical trial (N=134). For the pre-specified primary efficacy analysis, ALLSTAR is powered to detect a reduction in scar size in the CAP-1002 group, relative to the placebo group, at 12 months post-infusion. Scar size will be assessed by magnetic resonance imaging (MRI).
•	Presented positive 12-month results from the open-label DYNAMIC clinical trial of CAP-1002 in 14 patients with advanced heart failure at the 28th Transcatheter Cardiovascular Therapeutics (TCT), the annual scientific symposium of the Cardiovascular Research Foundation. The treated patients demonstrated concordant and durable trends of improvement in functional status and capacity, cardiac function and dimension, and quality-of-life measures out to one-year post-treatment. As had been shown at six months, left ventricular ejection fraction had significantly improved as compared to baseline (p=0.02).
•	Announced ocular graft-versus-host disease (oGVHD) as the first clinical development opportunity for CAP-2003. This selection was supported by pre-clinical data which demonstrate the ability of CAP-2003 to significantly improve clinically-meaningful measures of ocular injury and inflammation in a relevant model.
•	Completed an underwritten registered public offering and concurrent registered direct offering of common stock, bringing combined net proceeds of approximately $9.9 million.
•	Announced a grant award of approximately $2.4 million from the Department of Defense (DoD) to be used toward establishing a scalable, commercially-ready manufacturing process for CAP-2003.
•	Announced a grant award of up to approximately $4.2 million from the National Institutes of Health (NIH) to support the investigation of CAP-2003 in hypoplastic left heart syndrome (HLHS).

Anticipated Events and Milestones

•	Report top-line six-month data from the HOPE-Duchenne clinical trial of CAP-1002 early in the second quarter of 2017.
•	Plan to evaluate re-dosing of CAP-1002 in patients who complete 12-month follow-up in the HOPE-Duchenne trial.
•	Initiate a second clinical trial of CAP-1002 in DMD, administered by systemic intra-vascular delivery, in 2017.
•	Janssen decision on its license option for CAP-1002 by mid-2017.
•	Submit an IND for CAP-2003 for the treatment of ocular graft-versus-host disease in the first half of 2017.

Third Quarter Results

The Company reported a net loss of approximately $5.3 million, or $0.29 per share, for the third quarter of 2016, compared to a net loss of approximately $2.9 million, or $0.18 per share, for the third quarter of 2015. At September 30, 2016, the Company's cash, cash equivalents and marketable securities totaled approximately $20.5 million compared to approximately $13.6 million at December 31, 2015.

Financial Outlook

During the third quarter, Capricor sold approximately 3.4 million shares of common stock at a price of $3.20 per share in an underwritten registered public offering and concurrent registered direct offering that resulted in combined net proceeds of approximately $9.9 million. Capricor currently expects that its cash, cash equivalents and marketable securities will fund its research and development programs and other operations into the fourth quarter of 2017.

Conference Call and Webcast

Capricor management will hold a conference call at 5:00 p.m. ET today. The live call may be accessed by dialing (866)-320-0174 for domestic callers and (785) 424-1631 for international callers, and by using "CAPRICOR" as the conference ID. Access to the live webcast as well as the link to the replay of the call can be found at http://capricor.com/news/events/. The webcast will be archived for approximately 30 days.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) is a clinical-stage biotechnology company focused on the discovery, development and commercialization of first-in-class biological therapies for the treatment of cardiac and other serious medical conditions. Capricor's lead candidate, CAP-1002, is a cardiac cell therapy that is currently being evaluated for the treatment of heart disease associated with Duchenne muscular dystrophy and myocardial infarction (heart attack). Capricor is advancing its proprietary exosome product candidate, CAP-2003, for the treatment of ophthalmic disorders and is exploring other therapeutic areas. Capricor's portfolio also features Cenderitide, a dual natriuretic peptide receptor agonist, which may have application for the outpatient treatment of advanced heart failure and other potential indications. For additional information, visit www.capricor.com.

ALLSTAR and HOPE-Duchenne are funded in part by the California Institute for Regenerative Medicine. DYNAMIC was funded in part by the National Institutes of Health.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor's product candidates; the initiation, conduct, size, timing and results of discovery efforts and clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; plans regarding current and future collaborative activities and the ownership of commercial rights; scope, duration, validity and enforceability of intellectual property rights; future royalty streams, expectations with respect to the expected use of proceeds from the recently completed offering and the anticipated effects of the offerings, and any other statements about Capricor's management team's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor's business are set forth in Capricor's Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission on March 30, 2016, in its Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on September 28, 2015, and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, as filed with the Securities and Exchange Commission on August 15, 2016. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

CAP-1002 and Cenderitide are Investigational New Drugs and are not approved for any indications. Capricor's exosomes technology, including CAP-2003, has not yet been approved for clinical investigation.

CAPRICOR THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

INCOME
Collaboration income	$683,595	$911,458	$2,506,511	$2,864,583
Grant income	63,186	403,426	585,177	1,529,669

TOTAL INCOME	746,781	1,314,884	3,091,688	4,394,252

OPERATING EXPENSES
Research and development	4,727,111	3,192,657	13,376,178	10,426,548
General and administrative	1,259,744	972,782	3,778,699	3,294,601

TOTAL OPERATING EXPENSES	5,986,855	4,165,439	17,154,877	13,721,149

LOSS FROM OPERATIONS	(5,240,074)	(2,850,555)	(14,063,189)	(9,326,897)

OTHER INCOME (EXPENSE)
Investment income	5,410	292	16,347	723
Interest expense	(98,749)	(61,681)	(241,760)	(185,043)

TOTAL OTHER INCOME (EXPENSE)	(93,339)	(61,389)	(225,413)	(184,320)

NET LOSS	(5,333,413)	(2,911,944)	(14,288,602)	(9,511,217)

OTHER COMPREHENSIVE GAIN (LOSS)
Net unrealized gain (loss) on marketable securities	(3,855)	5,414	(8,462)	11,949

COMPREHENSIVE LOSS	$(5,337,268)	$(2,906,530)	$(14,297,064)	$(9,499,268)

Net loss per share, basic and diluted	$(0.29)	$(0.18)	$(0.81)	$(0.60)

Weighted average number of shares,
basic and diluted	18,286,816	16,242,090	17,594,749	15,783,224

CAPRICOR THERAPEUTICS, INC.

SUMMARY BALANCE SHEETS

	September 30, 2016 (unaudited)	December 31, 2015
Cash, cash equivalents and marketable securities	$20,520,850	$13,567,316
Total assets	$24,471,820	$16,069,572

Total deferred revenue	2,050,781	4,557,292
Total liabilities	$24,422,689	$17,101,346

Total stockholders' equity (deficit) - 21,399,019 and 16,254,985 common shares issued and
outstanding at September 30, 2016 and December 31, 2015, respectively	49,131	(1,031,774)
Total liabilities and stockholders' equity	$24,471,820	$16,069,572

For more information, please contact:

Corporate
Capricor Therapeutics, Inc.
AJ Bergmann, Vice President of Finance
+1-310-358-3200
abergmann@capricor.com

Investor Relations
Argot Partners
Kimberly Minarovich
+1-212-600-1902
kimberly@argotpartners.com

Media
Argot Partners
Eliza Schleifstein
+1-917-763-8106
eliza@argotpartners.com